Exhibit 10.2

SECOND AMENDMENT

THIS AGREEMENT is made by and between John P. Leighton (“Employee”) and Crown Financial Group, Inc., f/k/a M.H. Meyerson & Co., Inc., a New Jersey corporation having an address at 525 Washington Boulevard, Jersey City, New Jersey 07310 (the “Employer”).

Employee and the Employer have entered into an amended and restated employment contract dated September 2, 2003 as amended by the First Amendment dated October 17, 2003 (as amended, the “Contract”).

In return for the Employer’s agreement to waive its right to terminate the Employee during the thirty (30) day period following execution of this Amendment by the parties hereto and to assist the Employer maintaining cost controls:

Employee hereby agrees, in response to the Employer’s demand, to surrender, forfeit and release all rights with respect to all compensation from Employer payable for the period from October 1, 2003 through and including December 31, 2003.

Further, Employee hereby agrees that the Employer’s failure to pay the aforementioned compensation shall not constitute “good reason” under Section 5.e. of the Contract.

Except as expressly amended herein, the terms and conditions of the Contract shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereto duly authorized effective December 8, 2003.

EMPLOYER		EMPLOYEE

By:	/s/ Jeffrey Hoobler	By:	/s/ John P. Leighton
Name:	Jeffrey Hoobler	Name:	John P. Leighton
Title:	COO